Exhibit 99.1
Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Reports Solid 2010 Second Quarter Results

  Verizon Transaction:
• Successful completion of transformational transaction with Verizon on July 1, 2010
• Projected combined annual revenues in excess of $6 billion with $5.2 billion in Frontier common shares issued and $3.5 billion of debt assumed
Frontier Legacy Operations:
• Continued strong operating income and cash flow margins
• Second quarter operating cash flow margin of 54%, as adjusted
• Second quarter dividend payout ratio of 58% of free cash flow

Effective July 1, 2010, Frontier’s scope of operations and balance sheet capitalization changed materially as a result of the completion of the Verizon transaction.  Historical financial and operating data presented for Frontier is not indicative of future results.  The financial discussion below represents an analysis of our results of operations on a historical basis for our Frontier legacy operations as of and for the three and six months ended June 30, 2010 and 2009.

Stamford, Conn., August 4, 2010 — Frontier Communications (NYSE:FTR) today reported second-quarter 2010 revenue of $516.1 million, operating income of $136.4 million and net income attributable to common shareholders of Frontier of $35.1 million, or $0.11 per share.  After excluding $37.0 million for acquisition and integration costs, net income attributable to common shareholders of Frontier for the second quarter of 2010 would have been $58.2 million, or $0.19 per share.

“Frontier’s second quarter 2010 results are an excellent transition point from our legacy business to the exciting new opportunities we have in the 14 states acquired from Verizon,” said Maggie Wilderotter, Chairman and CEO of Frontier Communications.  “We were able to deliver solid revenues and 54% operating cash flow margins while our employees worked tirelessly on the Verizon transaction.  Our broadband deployment in the newly acquired markets has begun, our local engagement model is in place, our employees are empowered to put the customer first, and we look forward to seeing the positive impacts of these actions in future quarters.  We are pleased with the progress of our system conversion work to date which has proceeded according to plan.  Customer billing with the new Frontier branded bills were successfully created and distributed to our customers throughout the month of July.”

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Revenue for the second quarter of 2010 was $516.1 million compared to $532.1 million in the second quarter of 2009, a 3 percent decrease.  Revenue declined as a result of decreases in the number of residential and business customers, and in switched access revenue and directory revenue, partially offset by a 3 percent increase in data and internet services revenue. The monthly residential revenue per customer has increased approximately $2.70, or 5%, over the prior year’s second quarter while the monthly business revenue per customer has increased $29.88, or 6%, over the same period, as the Company has continued to successfully sell additional products and services, partially offset by reductions in regulatory revenue. Our exposure to regulatory revenue continues to decline.

Network access expenses and other operating expenses for the second quarter of 2010 were $242.8 million as compared to $252.0 million in the second quarter of 2009.  Network access expenses and other operating expenses declined $9.2 million, or 4%, in 2010 as a result of lower promotional gift costs and marketing expenses.

Acquisition and integration costs of approximately $37.0 million ($0.08 per share after tax) were incurred and expensed during the second quarter of 2010, in connection with our acquisition of approximately 4.0 million access lines (as of July 1, 2010) from Verizon Communications Inc. (Verizon).  The second quarter costs were incurred in connection with our activities to integrate the West Virginia operations, establish the systems capabilities for the video services (FiOS) in three states and for professional services utilized in the regulatory approval process.

Operating income for the second quarter of 2010 was $136.4 million and operating income margin was 26.4 percent compared to operating income of $136.6 million and operating income margin of 25.7 percent in the second quarter of 2009.  The second quarter 2010 decrease of $0.2 million is primarily the result of the reduction in revenue and higher acquisition and integration costs incurred in the second quarter of 2010, mostly offset by lower amortization expenses associated with an acquisition in 2001, which were fully amortized in June 2009, and lower operating expenses in 2010.

Interest expense for the second quarter of 2010 was $94.0 million as compared to $98.7 million in the second quarter of 2009, a $4.7 million or 5 percent decrease.  Interest expense was higher in 2009 due to temporarily higher debt levels.  On July 1, 2010, in connection with the Verizon transaction, we assumed $3.5 billion of additional debt.

Net income attributable to common shareholders of Frontier was $35.1 million, or $0.11 per share, as compared to $27.9 million, or $0.09 per share, in the second quarter of 2009.  The second quarter of 2010 includes acquisition and integration costs of $37.0 million ($23.1 million or $0.08 per share after tax).  The second quarter 2010 increase is primarily the result of a decline in depreciation and amortization expense, the improvement in investment and other income, net and lower interest expense, partially offset by increased income tax expense.

The Company’s residential and business customers declined by approximately 23,500 during the second quarter of 2010, comparable to our loss in the second quarter of 2009.  At June 30, 2010, the Company had 1,206,600 residential customers and 138,500 business customers.

The Company had net additions of approximately 3,400 high-speed internet customers during the second quarter of 2010 and had 647,500 high-speed internet customers at June 30, 2010. The Company had net additions of approximately 3,800 video customers during the second quarter of 2010 and had 179,600 video customers at June 30, 2010.   The Company’s growth of high-speed internet and video customers during the second quarter of 2010 was lower than its historical trend rates.  Information technology and billing system conversions in preparation of the Verizon transaction limited our ability to

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design and implement new marketing campaigns and promotions.  The Company anticipates that its marketing campaigns and promotions will resume in the third quarter of 2010.

Capital expenditures were $86.1 million for the second quarter of 2010 and $155.7 million for the first six months of 2010, including $32.7 million for the second quarter of 2010 and $62.4 million for the first six months of 2010 related to Verizon integration activities.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule B, was $278.8 million for the second quarter of 2010 resulting in an operating cash flow margin of 54.0 percent.  Operating cash flow, as reported, of $236.4 million has been adjusted to exclude $37.0 million of acquisition and integration costs, $4.8 million of non-cash pension costs, and $0.6 million of severance and early retirement costs for the second quarter of 2010.

Free cash flow, as defined by the Company in the attached Schedule A, was $134.2 million for the second quarter of 2010 and $286.3 million for the first six months of 2010.  The Company’s dividend represents a payout of 55 percent of free cash flow for the first six months of 2010.

For the full year of 2010, the Company affirms its previously reported expectations that capital expenditures and free cash flow for its Frontier legacy business operations, excluding acquisition/integration costs and capital expenditures, will be within a range of $220.0 million to $240.0 million and $450.0 million to $475.0 million, respectively.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow.  A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures.  In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.  The Company has shown adjustments to its financial presentations to exclude $37.0 million and $10.8 million of acquisition and integration costs in the second quarters of 2010 and 2009, respectively, and $47.3 million and $10.8 million of acquisition and integration costs in the first six months of 2010 and 2009, respectively, because the Company believes that such costs in the second quarter and first six months of 2010 are unusual, and that the magnitude of such costs in the second quarter and first six months of 2010 materially exceed the comparable costs in the second quarter and first six months of 2009.  In addition, the Company has shown adjustments to its financial presentations to exclude $4.8 million and $8.2 million of non-cash pension costs in the second quarters of 2010 and 2009, respectively, and $12.2 million and $16.5

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million of non-cash pension costs in the first six months of 2010 and 2009, respectively, and $0.6 million of severance and early retirement costs in the second quarter of 2010, and $0.7 million and $2.6 million of severance and early retirement costs in the first six months of 2010 and 2009, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.  The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.

While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

About Frontier Communications
Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications Access Solutions for medium and large businesses in 27 states and with approximately 14,800 employees. More information is available at www.frontier.com and www.frontier.com/ir.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to: For two years after the merger, Frontier may be limited in the amount of capital stock that it can issue to make acquisitions or to raise additional capital. Also, Frontier’s indemnity obligation to Verizon may discourage, delay or prevent a third party from acquiring control of Frontier during the two-year period following the merger in a transaction that stockholders of Frontier might consider favorable; the ability to successfully integrate the Verizon operations into our existing operations; the effects of increased expenses incurred due to activities related to the Verizon Transaction; the risk that the growth opportunities and cost synergies from the Verizon Transaction may not be fully realized or may take longer to realize than expected; the ability to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines that cannot be offset by increases in HSI subscribers and sales of other products; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation; the effects of changes in the availability of federal and state universal funding to us and our competitors; the effects of competition from cable, wireless and other wireline carriers (through VOIP, DOCSIS 3.0, 4G or otherwise); our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict

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the availability, or increase the cost, of financing; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; our ability to effectively manage service quality in our  territories; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2010 and thereafter; declines in the value of our pension plan assets, which could require us to make contributions to the pension plan in 2011 and beyond; our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the possible impact of adverse changes in political or other external factors over which we have no control; and the effects of severe weather events such as hurricanes, tornados, ice storms or other natural or man-made disasters.   These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Director, Investor Relations	AVP Corporate Communications
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@frontiercorp.com	greg.lundberg@frontiercorp.com	brigid.smith@frontiercorp.com

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TABLES TO FOLLOW

Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended			For the six months ended
	June 30,		%	June 30,		%
(Amounts in thousands, except per share amounts)	2010	2009	Change	2010	2009	Change

Income Statement Data
Revenue	$516,137	$532,142	(3)%	$1,035,986	$1,070,098	(3)%

Network access expenses	53,139	59,203	(10)%	106,682	119,887	(11)%
Other operating expenses	189,649	192,754	(2)%	382,674	392,958	(3)%
Depreciation and amortization	99,974	132,818	(25)%	201,023	270,376	(26)%
Acquisition and integration costs (1)	36,964	10,751	244%	47,334	10,751	340%
Total operating expenses	379,726	395,526	(4)%	737,713	793,972	(7)%

Operating income	136,411	136,616	0%	298,273	276,126	8%
Investment and other income, net (2)	9,834	4,618	113%	17,287	12,865	34%
Interest expense	93,968	98,670	(5)%	187,755	187,419	0%
Income before income taxes	52,277	42,564	23%	127,805	101,572	26%
Income tax expense	16,338	14,254	15%	48,394	36,307	33%
Net income (1)	35,939	28,310	27%	79,411	65,265	22%
Less: Income attributable to the noncontrolling interest in a partnership	818	392	109%	1,725	1,044	65%
Net income attributable to common shareholders of Frontier (1)	$35,121	$27,918	26%	$77,686	$64,221	21%

Weighted average shares outstanding	310,664	310,095	0%	310,512	309,943	0%

Basic net income per share attributable to
common shareholders of Frontier (1) (3)	$0.11	$0.09	22%	$0.25	$0.20	25%

Other Financial Data
Capital expenditures - Business operations	$53,423	$53,185	0%	$93,350	$107,757	(13)%
Capital expenditures - Integration activities	32,674	2,607	NM	62,353	2,607	NM
Operating cash flow, as adjusted (4)	278,756	288,404	(3)%	559,502	576,274	(3)%
Free cash flow (4)	134,201	100,686	33%	286,250	246,834	16%
Dividends paid	78,351	78,099	0%	156,706	156,184	0%
Dividend payout ratio (5)	58%	78%	(25)%	55%	63%	(13)%

(1)
Includes acquisition and integration costs of $37.0 million ($23.1 million or $0.08 per share after tax) and $47.3 million ($29.6 million or $0.09 per share after tax) for the quarter and six months ended June 30, 2010, respectively. Basic net income per share attributable to common shareholders of Frontier, as adjusted to exclude acquisition and integration costs, was $0.19 per share and $0.34 per share for the quarter and six months ended June 30, 2010, respectively.

(2)	Includes gain on debt repurchases of $3.7 million for the quarter and six months ended June 30, 2009.
(3)	Calculated based on weighted average shares outstanding.
(4)	A reconciliation to the most comparable GAAP measure is presented in Schedules A and B at the end of these tables.
(5)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended				For the six months ended
	June 30,			%	June 30,			%
(Amounts in thousands)	2010	2009		Change	2010	2009		Change

Selected Income Statement Data
Revenue
Local and long distance services	$223,281	$238,856	(1)	(7)%	$446,862	$481,164	(1)	(7)%
Data and internet services	166,349	160,997	(1)	3%	329,717	317,727	(1)	4%
Switched access and subsidy	80,287	87,427		(8)%	169,071	177,492		(5)%
Directory services	24,334	27,211		(11)%	48,951	54,916		(11)%
Other	21,886	17,651	(1)	24%	41,385	38,799	(1)	7%
Total revenue	516,137	532,142		(3)%	1,035,986	1,070,098		(3)%

Expenses
Network access expenses	53,139	59,203		(10)%	106,682	119,887		(11)%
Other operating expenses (2)	189,649	192,754		(2)%	382,674	392,958		(3)%
Depreciation and amortization	99,974	132,818		(25)%	201,023	270,376		(26)%
Acquisition and integration costs	36,964	10,751		244%	47,334	10,751		340%
Total operating expenses	379,726	395,526		(4)%	737,713	793,972		(7)%

Operating Income	$136,411	$136,616		0%	$298,273	$276,126		8%

Other Financial Data
Revenue:
Residential	$220,934	$227,580		(3)%	$441,330	$458,046		(4)%
Business	214,916	217,135		(1)%	425,585	434,560		(2)%
Total customer revenue	435,850	444,715		(2)%	866,915	892,606		(3)%
Regulatory (Switched access and subsidy)	80,287	87,427		(8)%	169,071	177,492		(5)%
Total revenue	$516,137	$532,142		(3)%	$1,035,986	$1,070,098		(3)%

(1)
Reflects the reclassification of Long distance services revenue of $40.6 million and $82.0 million to Local and long distance services revenue for the quarter and six months ended June 30, 2009, respectively. Reflects the reclassification of wireless data revenue of $0.5 million and $0.8 million from Other revenue to Data and internet services revenue for the quarter and six months ended June 30, 2009, respectively.

(2)
Includes pension expense, net of capitalized amounts, of $7.4 million and $8.2 million for the quarters ended June 30, 2010 and 2009, respectively, and $14.8 million and $16.5 million for the six months ended June 30, 2010 and 2009, respectively. Includes severance and early retirement costs of $0.6 million for the quarter ended June 30, 2010, and $0.7 million and $2.6 million for the six months ended June 30, 2010 and 2009, respectively.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended				For the six months ended
	June 30,			%	June 30,			%
(Amounts in thousands, except operating data)	2010		2009	Change	2010		2009	Change

Other Financial and Operating Data

Access lines:
Residential	1,296,471		1,405,258	(8)%	1,296,471		1,405,258	(8)%
Business	755,548		783,869	(4)%	755,548		783,869	(4)%
Total access lines	2,052,019		2,189,127	(6)%	2,052,019		2,189,127	(6)%

Residential customer metrics:
Customers	1,206,599		1,304,244	(7)%	1,206,599		1,304,244	(7)%
Revenue	$220,934		$227,580	(3)%	$441,330		$458,046	(4)%
Average monthly residential revenue per customer	$60.44		$57.74	5%	$59.78		$57.62	4%
Percent of customers on price protection plans	56.8%		49.6%	15%	56.8%		49.6%	15%
Customer monthly churn	1.37%		1.40%	(2)%	1.37%		1.45%	(6)%
Products per residential customer (1)	2.57		2.46	4%	2.57		2.46	4%

Business customer metrics:
Customers	138,528		146,833	(6)%	138,528		146,833	(6)%
Revenue	$214,916		$217,135	(1)%	$425,585		$434,560	(2)%
Average monthly business revenue per customer	$517.71		$487.83	6%	$509.67		$483.15	5%

Other data:
Employees	5,610	(2)	5,417	4%	5,610	(2)	5,417	4%
High-Speed Internet (HSI) subscribers	647,487		613,810	5%	647,487		613,810	5%
Video subscribers	179,559		157,353	14%	179,559		157,353	14%
Switched access minutes of use (in millions)	2,021		2,213	(9)%	4,098		4,589	(11)%
Average monthly total revenue per access line	$83.22		$80.52	3%	$82.85		$80.33	3%
Average monthly customer revenue per access line	$70.27		$67.29	4%	$69.33		$67.01	3%

(1)
Products per residential customer: primary residential voice line, HSI and video products have a value of 1. Frontier long distance, Frontier Peace of Mind, second lines, feature packages and dial-up have a value of 0.5.

(2)	Includes 255 employees hired in advance of the Verizon transaction that transferred into those properties effective with the merger on July 1, 2010.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$231,155	$358,693
Transaction escrow	125,518	-
Accounts receivable, net	201,757	190,745
Other current assets	81,880	130,642
Total current assets	640,310	680,080

Property, plant and equipment, net	3,116,201	3,133,521

Other assets - principally goodwill	3,039,311	3,064,654
Total assets	$6,795,822	$6,878,255

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$7,215	$7,236
Accounts payable and other current liabilities	356,554	385,441
Total current liabilities	363,769	392,677

Deferred income taxes and other liabilities	1,361,698	1,352,379
Long-term debt	4,798,822	4,794,129
Equity	271,533	339,070
Total liabilities and equity	$6,795,822	$6,878,255

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)
	For the six months ended June 30,
	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$79,411	$65,265
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	201,023	270,376
Stock based compensation expense	5,228	4,561
Pension costs	12,159	16,454
Gain on extinguishment of debt	-	(3,664)
Other non-cash adjustments	(3,423)	(1,702)
Deferred income taxes	6,236	8,319
Change in accounts receivable	(6,537)	10,231
Change in accounts payable and other liabilities	(24,751)	(21,287)
Change in other current assets	48,224	(18,223)
Net cash provided by operating activities	317,570	330,330

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(93,350)	(107,757)
Capital expenditures - Integration activities	(62,353)	(2,607)
Transaction escrow	(125,518)	-
Other assets purchased and distributions received, net	(134)	628
Net cash used by investing activities	(281,355)	(109,736)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	-	538,830
Long-term debt payments	(1,955)	(309,954)
Financing costs paid	(3,225)	(911)
Issuance of common stock	-	680
Dividends paid	(156,706)	(156,184)
Repayment of customer advances for construction and
distributions to noncontrolling interests	(1,867)	(2,580)
Net cash (used by) provided from financing activities	(163,753)	69,881

Increase (decrease) in cash and cash equivalents	(127,538)	290,475
Cash and cash equivalents at January 1,	358,693	163,627

Cash and cash equivalents at June 30,	$231,155	$454,102

Cash paid during the period for:
Interest	$180,863	$181,066
Income taxes (refunds)	$(805)	$40,458

					Schedule A
Reconciliation of Non-GAAP Financial Measures

		For the quarter ended June 30,		For the six months ended June 30,
	(Amounts in thousands)	2010	2009	2010	2009

	Net Income to Free Cash Flow;
	Net Cash Provided by Operating Activities

	Net income	$35,939	$28,310	$79,411	$65,265

	Add back:
	Depreciation and amortization	99,974	132,818	201,023	270,376
	Income tax expense	16,338	14,254	48,394	36,307
	Acquisition and integration costs	36,964	10,751	47,334	10,751
	Pension costs (non-cash) (1)	4,836	8,208	12,159	16,454
	Stock based compensation	2,485	2,439	5,228	4,561

	Subtract:
	Cash paid (refunded) for income taxes	(805)	39,203	(805)	40,458
	Other income, net (2)	9,717	3,706	14,754	8,665
	Capital expenditures - Business operations (3)	53,423	53,185	93,350	107,757
	Free cash flow	134,201	100,686	286,250	246,834

	Add back:
	Deferred income taxes	(1,848)	4,194	6,236	8,319
	Non-cash (gains)/losses, net	6,057	9,040	13,964	15,649
	Other income, net (2)	9,717	3,706	14,754	8,665
	Cash paid (refunded) for income taxes	(805)	39,203	(805)	40,458
	Capital expenditures - Business operations (3)	53,423	53,185	93,350	107,757

	Subtract:
	Changes in current assets and liabilities	(54,296)	(8,893)	(16,936)	29,279
	Income tax expense	16,338	14,254	48,394	36,307
	Acquisition and integration costs	36,964	10,751	47,334	10,751
	Pension costs (non-cash) (1)	4,836	8,208	12,159	16,454
	Stock based compensation	2,485	2,439	5,228	4,561
	Net cash provided by operating activities	$194,418	$183,255	$317,570	$330,330

(1)
Includes pension expense of $9.1 million and $10.2 million, less amounts capitalized into the cost of capital expenditures of $1.6 million and $2.0 million, for the quarters ended June 30, 2010 and 2009, respectively, and pension expense of $18.1 million and $20.4 million, less amounts capitalized into the cost of capital expenditures of $3.3 million and $3.9 million, for the six months ended June 30, 2010 and 2009, respectively. Amounts for the quarter and six months ended June 30, 2010 have also been reduced by $2.6 million for cash pension contributions.

(2)	Includes gain on debt repurchases of $3.7 million for the quarter and six months ended June 30, 2009.
(3)	Excludes capital expenditures for integration activities.

										Schedule B
	Reconciliation of Non-GAAP Financial Measures

		For the quarter ended June 30, 2010					For the quarter ended June 30, 2009
	(Amounts in thousands)
			Acquisition		Severance			Acquisition		Severance
			and	Non-cash	and Early			and	Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension	Retirement	As	As	Integration	Pension	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$136,411	$(36,964)	$(4,836)	$(571)	$178,782	$136,616	$(10,751)	$(8,208)	$(11)	$155,586

	Add back:
	Depreciation and
	amortization	99,974	-	-	-	99,974	132,818	-	-	-	132,818
	Operating cash flow	$236,385	$(36,964)	$(4,836)	$(571)	$278,756	$269,434	$(10,751)	$(8,208)	$(11)	$288,404

	Revenue	$516,137				$516,137	$532,142				$532,142

	Operating income margin
	(Operating income divided
	by revenue)	26.4%				34.6%	25.7%				29.2%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	45.8%				54.0%	50.6%				54.2%

		For the six months ended June 30, 2010					For the six months ended June 30, 2009

			Acquisition		Severance			Acquisition		Severance
			and	Non-cash	and Early			and	Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension	Retirement	As	As	Intregration	Pension	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$298,273	$(47,334)	$(12,159)	$(713)	$358,479	$276,126	$(10,751)	$(16,454)	$(2,567)	$305,898

	Add back:
	Depreciation and
	amortization	201,023	-	-	-	201,023	270,376	-	-	-	270,376
	Operating cash flow	$499,296	$(47,334)	$(12,159)	$(713)	$559,502	$546,502	$(10,751)	$(16,454)	$(2,567)	$576,274

	Revenue	$1,035,986				$1,035,986	$1,070,098				$1,070,098

	Operating income margin
	(Operating income divided
	by revenue)	28.8%				34.6%	25.8%				28.6%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	48.2%				54.0%	51.1%				53.9%

(1)
Includes pension expense of $9.1 million and $10.2 million, less amounts capitalized into the cost of capital expenditures of $1.6 million and $2.0 million, for the quarters ended June 30, 2010 and 2009, respectively, and pension expense of $18.1 million and $20.4 million, less amounts capitalized into the cost of capital expenditures of $3.3 million and $3.9 million, for the six months ended June 30, 2010 and 2009, respectively. Amounts for the quarter and six months ended June 30, 2010 have also been reduced by $2.6 million for cash pension contributions.

Schedule C

Principal Payments due on Long-Term Debt Obligations for 2010 through 2015
Comparison of Debt Obligations Measured as of June 30, 2010 and Pro Forma July 1, 2010
for Debt Assumed in the Verizon Transaction
(in Millions of $)

Note:	Increase in debt obligations as of July 1, 2010 results from the $500.0 million aggregate principal amount of 7.875% Senior Notes due 2015 that were assumed by Frontier in the Verizon Transaction.